Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street                                                                                                                                                            Contact:
New York, N.Y. 10022                                                                                                                                                     Mark L. Aaron
                                                                                                                                                      212-230-5301

TIFFANY REPORTS SUBSTANTIALLY HIGHER-THAN-EXPECTED SALES AND EARNINGS GROWTH IN ITS SECOND QUARTER

New York, N.Y., August 26, 2011 – Tiffany & Co. (NYSE: TIF) today announced its financial results for the second quarter ended July 31, 2011. Net sales rose 30% over the prior year due to strong growth in all geographic regions. Net earnings increased 33% and, excluding nonrecurring charges, rose 58% in the quarter (see attached “Non-GAAP Measures” schedule). Net earnings were $0.69 per diluted share in the quarter and, excluding nonrecurring charges, were $0.86 per diluted share. Management increased its earnings forecast for fiscal 2011 to reflect the better-than-expected second quarter results.

Michael J. Kowalski, chairman and chief executive officer, said, “We are extremely pleased by these results which confirm the growing global appeal of Tiffany's product offerings. In addition, we have been able to absorb precious metal and gemstone cost increases while improving our gross and operating margins."

Second quarter (three months ended July 31, 2011) summary:
•
Worldwide net sales rose 30% to $872.7 million. On a constant-exchange-rate basis excluding the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales increased 24% and comparable store sales rose 22% (see “Non-GAAP Measures” schedule).

•	Net earnings increased 33% to $90.0 million, or $0.69 per diluted share, versus $67.7 million, or $0.53 per diluted share, in the prior year.

•
Earnings in the second quarter of 2011 were reduced by $0.16 per diluted share for nonrecurring expenses (see SG&A expenses below) related to the relocation of Tiffany’s New York headquarters staff. Earnings in the second quarter of 2010 were reduced by $0.02 per diluted share for similarly-related nonrecurring expenses. Excluding those nonrecurring items in both years, net earnings rose 58% in the quarter and were $0.86 per diluted share, versus $0.55 per diluted share in the prior year (see “Non-GAAP Measures” schedule).

First half (six months ended July 31, 2011) summary:
•	Worldwide net sales rose 25% to $1.6 billion. On a constant-exchange-rate basis, worldwide net sales and comparable store sales rose 20% and 18%.

•	Net earnings rose 30% to $171.1 million, or $1.32 per diluted share, compared with $132.1 million, or $1.03 per diluted share.

•
Earnings in the first half of 2011 were reduced by $0.20 per diluted share for nonrecurring items. Excluding nonrecurring items in both years, net earnings rose 49% in the first half and were $1.52 per diluted share, versus $1.03 per diluted share in the prior year (see “Non-GAAP Measures” schedule).

Net sales highlights by segment:
•
In the Americas, sales rose 25% to $438.2 million in the second quarter and 22% to $812.9 million in the first half. On a constant-exchange-rate basis, total sales and comparable store sales in the quarter rose 24% and 23% and in the first half rose 21% and 20% (in the quarter and first half, sales in the New York flagship store increased 41% and 33%, benefiting from strong foreign tourist demand, and comparable branch store sales in the Americas increased 19% and 17%). Internet and catalog sales in the Americas increased 16% and 15%.

•
In Asia-Pacific, sales increased 55% to $173.2 million in the second quarter and 46% to $340.5 million in the first half. On a constant-exchange-rate basis, sales increased 45% and 38% and comparable store sales increased 41% and 33% due to growth in most countries with the largest increase in the greater China region.

•
In Japan, sales rose 21% to $142.5 million in the second quarter and 14% to $265.9 million in the first half. On a constant-exchange-rate basis, total sales increased 8% and 2% due to comparable store sales growth of 8% and 3%.

•
In Europe, sales increased 32% to $101.3 million in the second quarter and 28% to $187.0 million in the first half. On a constant-exchange-rate basis, sales increased 17% and 18% and comparable store sales rose 11% and 12% reflecting growth in most countries.

•
At July 31, 2011, the Company operated 236 stores (98 in the Americas, 55 in Japan, 52 in Asia-Pacific and 31 in Europe), versus 223 a year ago (91 in the Americas, 57 in Japan, 48 in Asia-Pacific and 27 in Europe).

•
Other sales increased 46% to $17.4 million in the second quarter and 14% to $27.5 million in the first half. In both periods, there were increased wholesale sales of finished products to independent distributors within emerging markets, partly offset in the first half by a decline in wholesale sales of rough diamonds.

Other financial highlights:
•
Gross margin (gross profit as a percentage of net sales) was 59.0% in the second quarter and 58.7% in the first half, compared with 57.8% in both of the respective periods last year. The increases were due to sales leverage on fixed costs.

•
SG&A (selling, general and administrative) expenses rose 37% in the second quarter and 28% in the first half, which included nonrecurring costs of $34 million in the second quarter and $43 million in the first half, versus $4 million in both of the prior-year periods, related to the relocation of Tiffany’s New York headquarters staff (see “Non-GAAP Measures” schedule). Excluding the nonrecurring costs, SG&A expenses rose 26% in the quarter and 21% in the first half reflecting higher store occupancy, staffing, marketing and sales-related variable costs.

•
The effective income tax rate was 31.2% in the quarter versus 34.0% last year, with the decline primarily due to a reversal of a valuation allowance against certain deferred tax assets. The rate was 33.4% in the first half, versus 32.5% last year which had included a nonrecurring tax benefit of $0.02 per share primarily related to a change in the tax status of certain subsidiaries.

•
At July 31, 2011, cash and cash equivalents and short-term investments totaled $565.2 million versus $614.7 million last year. Total short-term and long-term debt represented 29% of stockholders’ equity compared with 40% a year ago.

•
Net inventories at July 31, 2011 were 18% above the prior year. The increase was planned to support sales growth, store openings, product introductions and expanded assortments, and higher product and raw material acquisition costs. Almost one-fourth of the increase resulted from the effect of translating stronger foreign currencies into U.S. dollars.

•
The Company repurchased approximately 330,000 shares of its Common Stock in the second quarter at a total cost of $24.5 million, or an average cost of $74.29 per share. In the first half, the Company spent $52.5 million to repurchase approximately 783,000 shares at an average cost of $67.00 per share. At July 31st, approximately $340 million remained available for future repurchases under the currently authorized plan. That plan expires in January 2013.

Mr. Kowalski said, “Despite continuing economic uncertainty, our strong first half performance gives us ample reason to remain confident about our prospects for the balance of the year. We are encouraged that total worldwide sales growth in the third quarter-to-date is continuing to exceed our expectations due to noteworthy strength in the Americas, Asia-Pacific and Japan, demonstrating, once again, the attraction of the TIFFANY & CO. brand. We are increasing our full year earnings forecast to $3.65 - $3.75 per diluted share (not including nonrecurring expenses) from the previous forecast of $3.45 - $3.55 per diluted share due to the better-than-expected second quarter results.”

Outlook for 2011:
Management’s outlook for the year ending January 31, 2012 is based on the following assumptions which may or may not prove valid:
a)	A high-teens percentage increase in worldwide net sales (in U.S. dollars).
b)
Sales assumptions by region (in U.S. dollars) include a high-teens percentage increase in the Americas, at least a 30% increase in Asia-Pacific, at least a 20% increase in Europe, and a high-single-digit percentage increase in Japan. Other sales are expected to increase approximately 25%.

c)	Opening 17 Company-operated stores including six in the Americas, three in Europe and eight in Asia-Pacific, and a net reduction of one location in Japan.
d)	Operating margin increasing more than one full point due to an improved SG&A expenses (excluding nonrecurring items) to sales ratio and a higher gross margin.
e)	Interest and other expenses, net of approximately $45 million.
f)	An effective income tax rate of approximately 34%.
g)
A net earnings increase of 25% - 28% to $3.65 - $3.75 per diluted share (not including nonrecurring expenses), compared with a previous forecast of $3.45 - $3.55 per diluted share (not including nonrecurring expenses). Nonrecurring expenses are related to the relocation of Tiffany’s New York headquarters staff and have reduced net earnings in 2011 by $0.20 per share.

h)	An increase in net inventories of more than 15%.
i)	Capital expenditures of approximately $250 million.

Today’s Conference Call:
The Company will host a conference call today at 8:30 a.m. (Eastern Time) to review these actual results and its outlook. Investors may listen at http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its third quarter results on Tuesday November 29, 2011. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific, Japan and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, store openings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2010 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Second Quarter 2011 vs. 2010			First Half 2011 vs. 2010
	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis
Net Sales:
Worldwide	30%	6%	24%	25%	5%	20%
Americas	25%	1%	24%	22%	1%	21%
Asia-Pacific	55%	10%	45%	46%	8%	38%
Japan	21%	13%	8%	14%	12%	2%
Europe	32%	15%	17%	28%	10%	18%

Comparable Store Sales:
Worldwide	28%	6%	22%	24%	6%	18%
Americas	24%	1%	23%	21%	1%	20%
Asia-Pacific	51%	10%	41%	41%	8%	33%
Japan	22%	14%	8%	15%	12%	3%
Europe	25%	14%	11%	23%	11%	12%

Net Earnings

The accompanying press release presents net earnings and highlights current year and prior year nonrecurring items in the text. Management believes excluding such items presents the Company’s second quarter and year-to-date results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at July 31, 2011. The following table reconciles GAAP net earnings and net earnings per diluted share (“EPS”) to the non-GAAP net earnings and net earnings per diluted share, as adjusted:

	Three Months Ended July 31, 2011		Three Months Ended July 31, 2010
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings, as reported	$ 90,043	$ 0.69	$ 67,675	$ 0.53
Headquarters relocation a	20,991	0.16	2,392	0.02
Net earnings, as adjusted	$ 111,034	$ 0.86	$ 70,067	$ 0.55

a
On a pre-tax basis includes charges of $0 and $289,000 within cost of sales and $34,497,000 and $3,656,000 within SG&A for the three months ended July 31, 2011 and 2010 associated with Tiffany’s consolidation of its New York headquarters staff within one location.

	Six Months Ended July 31, 2011		Six Months Ended July 31, 2010
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings, as reported	$ 171,106	$ 1.32	$ 132,100	$ 1.03
Headquarters relocation a	25,994	0.20	2,987	0.02
Tax benefit, net b	–	–	(3,096)	(0.02)
Net earnings, as adjusted	$ 197,100	$ 1.52	$ 131,991	$ 1.03

a
On a pre-tax basis includes charges of $213,000 and $361,000 within cost of sales and $42,506,000 and $4,444,000 within SG&A for the six months ended July 31, 2011 and 2010 associated with Tiffany’s consolidation of its New York headquarters staff within one location.

b
Includes $3,096,000 of tax benefits primarily related to a change in the tax status of certain subsidiaries associated with the acquisition in 2009 of additional equity interests in diamond sourcing and polishing operations.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2011	2010	2011	2010
Net sales	$872,712	$668,760	$1,633,730	$1,302,346

Cost of sales	358,015	282,008	675,340	549,616

Gross profit	514,697	386,752	958,390	752,730

Selling, general and administrative expenses	374,157	273,146	681,884	533,707

Earnings from operations	140,540	113,606	276,506	219,023

Interest and other expenses, net	9,619	11,121	19,766	23,259

Earnings from operations before income taxes	130,921	102,485	256,740	195,764

Provision for income taxes	40,878	34,810	85,634	63,664

Net earnings	$90,043	$67,675	$171,106	$132,100

Net earnings per share:

Basic	$0.70	$0.53	$1.34	$1.04
Diluted	$0.69	$0.53	$1.32	$1.03

Weighted-average number of common shares:

Basic	128,030	126,897	127,816	126,798
Diluted	129,794	128,385	129,587	128,464

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	(Unaudited, in thousands)

	July 31,	January 31,	July 31,
	2011	2011	2010
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$565,191	$740,871	$614,674
Accounts receivable, net	182,001	185,969	156,708
Inventories, net	1,836,874	1,625,302	1,553,117
Deferred income taxes	67,964	41,826	16,114
Prepaid expenses and other current assets	115,474	90,577	76,780

Total current assets	2,767,504	2,684,545	2,417,393

Property, plant and equipment, net	738,172	665,588	661,387
Other assets, net	425,212	385,536	367,781

	$3,930,888	$3,735,669	$3,446,561

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$97,272	$38,891	$44,221
Current portion of long-term debt	61,728	60,855	269,960
Accounts payable and accrued liabilities	274,301	258,611	165,757
Income taxes payable	20,687	55,691	16,198
Merchandise and other customer credits	66,764	65,865	60,546

Total current liabilities	520,752	479,913	556,682

Long-term debt	534,673	588,494	467,855
Pension/postretirement benefit obligations	205,298	217,435	189,978
Other long-term liabilities	193,256	147,372	141,112
Deferred gains on sale-leasebacks	125,173	124,980	124,932
Stockholders' equity	2,351,736	2,177,475	1,966,002

	$3,930,888	$3,735,669	$3,446,561